Exhibit 10.1

QES 2000S “UTILITY UNIT” SYSTEM SALES AGREEMENT

This QES 2000S UTILITY UNIT SYSTEM Sales Agreement (the “Agreement”) is made and effective the 15th day of February 2010

BETWEEN:

QUADRA ENERGY SYSTEMS INC., a corporation organized and existing under the laws of Belize, with its registered office located at: #5 New Road, Belize City, Belize

(the “Company”)

AND:

IMEX INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Nevada, with its registered office located at: 245 East Liberty Street, Suite 200, Reno, Nevada 89501, U.S.A.

("Imex")

WHEREAS:

A.	The Company manufactures, operates and sells the QES 2000S Utility Unit System, a pyrolysis system technology for energy conversion and waste disposal, incorporating equipment, software and software programs , described as the “Energy Conversion and Waste Disposal Technology” (the “System”), which comprises an innovative, secure, efficient method of converting waste and organic materials into marketable energy products or by-products or an efficient method of disposing of waste and organic materials in a safe, non polluting, non toxic method compatible with environmental standards incorporating both the energy conversion machine and related software.

B.	Subject to the terms and conditions set forth herein Imex wishes to purchase the System to be installed and tested under the supervision of a project engineer designated by the Company at a plant location designated by Imex on a turnkey basis, and the Company is desirous selling to Imex the System.

NOW THEREFORE WITNESSETH in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

1.	SALE OF SYSTEM

Subject to Section 2 herein, Imex hereby agrees to purchase from the Company one System on a turnkey basis subject to receipt of independent verification report verifying the technical and commercial viability of the System.

2.	INDEPENDENT REPORT

2.1	Imex’s purchase of the System is subject to the Company providing to Imex a report from an independent party (the “Report”) that verifies that the System properly meets the claims of the Company; that is, that it functions as a pyrolysis system technology for energy conversion waste disposal method with an efficient method of converting waste and organic materials into marketable energy products or by-products or an efficient method of disposing of waste and

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organic materials in a safe, non polluting, non toxic method compatible with established environmental standards (the “Functional Claim”).

2.2	The Company must provide the Report to Imex within ten (10) business days of receipt by the Company of the Report, which the Company expects to receive in May 2010.

2.3	Upon receipt of the Report, Imex shall have thirty (30) business days in which to review the Report and provide written confirmation to the Company as to whether Imex wishes to proceed with the acquisition of the System. The date of the written confirmation shall be the Closing Date.

2.4	Imex may, at its sole discretion, cancel this Agreement in the event that the Report does not fully support the Functional Claim.

3.	PURCHASE PRICE

The price and payment schedule for the System is as follows:

Purchase Price	$650,000	Due Dates
Irrevocable Deposit	$10,000	Closing Date
Irrevocable Deposit	$ 170,000	60 days from Closing Date
Irrevocable Deposit	$ 170,000	90 days from Closing Date
Balance	$ 300,000	Upon shipment by the Company of the System to Imex

Any amounts payable by Imex hereunder which remain unpaid after the due date shall be subject to a late charge equal to 1% per month from the due date until such amount is paid. The Company shall at its sole option terminate this agreement if payment is not made within 90 days of the Due Dates.

4.	DELIVERY AND INSTALLATION SUPERVISION

4.1	Delivery shall be made F.O.B. at Imex’s designated plant location in Kingston, Jamaica W.I. All transportation, shipping and handling charges for the delivery of the System to Imex shall be paid by the Company, it being understood and agreed that the Company is only required to deliver to locations that have readily available transportation and infrastructure facilities. Imex bears all risk of loss or damage to the System after delivery to the transportation delivery destination.

4.2	The Company shall be responsible for ensuring the components are in compliance with the specifications prior to shipping from the Company’s plant to Imex. Imex shall have the right to inspect the components at the Company’s manufacturing facilities at all reasonable times prior to shipping and to reject any component or part. Rejected component or part shall be examined by an independent engineer appointed by the Company. Only the independent engineer appointed by the Company shall be able to deem the component or part non-compliant. Any inspection, checking, approval or acceptance given on behalf of Imex shall not relieve the Company from any obligations or liabilities set forth in this Agreement.

4.3	In the case of the components or parts thereof manufactured by the Company being certified by the independent engineer as being non-compliant with this Agreement, whether by reason of being of non-compliant with the quality or standards set out in the engineered designs or specifications, Imex shall have the right to reject any component or part thereof prior to shipping from the Company’s manufacturing facilities and the Company shall replace each rejected component or part thereof within thirty (30) days after receiving notice of rejection.

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4.4	The Company shall upon delivery to Imex’s designated plant location in Kingston, Jamaica, W.I., provide a project engineer designated by the Company who shall supervise the installation of the System in Imex’s plant, in order that Imex shall receive and have installed the System on a turnkey basis. The Company’s performance to this Agreement shall be completed when such project engineer certifies that the installation and operation of the System in Imex’s plant meets the specifications and performance standards set out in the Company’s operations manual.

5.	OPERATION OF THE SYSTEM

5.1	Upon installation and certification Imex shall be responsible for operation of the System. Imex shall operate the System in a reasonably competent manner and in compliance with the operations manual for the System provided by the Company. Imex shall comply with all applicable rules, laws, and regulations in connection with operation of the System.

5.2	Imex agrees that it will designate one or more persons to actively and in good faith attend and participate in the training course offered by the Company in the operation of the System prior to shipment of the System for a minimum period of 2 weeks at such locations as may be stipulated by the Company. If the person or persons designated by Imex fail(s) to successfully complete the training course of which the Company acting reasonably shall be the judge, then the Company may in its absolute discretion cancel and terminate this Agreement, retain the non-refundable portion of the deposit referred to in Section 3 as liquidated damages and not as a penalty, and this Agreement shall be of no further force and effect.

5.3	Imex shall equip the System listed in the operations manual. Imex acknowledges covenants and agrees that it shall also purchase at its own cost and expense the small wares as listed in the operations manual, required for the operation of the System and will repair or replace, or make additions thereto as is necessary from time to time for proper operation of the System in accordance with the operations manual.

6.	INFRINGEMENT INDEMNITY

The Company will defend and indemnify Imex against any claims that the System infringes a copyright or patent, provided that: (a) Imex notifies the Company in writing within 30 days of the claim; (b) the Company has sole control of the defense and all related settlement negotiations; and (c) Imex provides the Company with the assistance, information and authority necessary to perform the Company's obligations under this section. Reasonable out-of-pocket expenses incurred by Imex in providing such assistance will be reimbursed by the Company. The Company shall have no liability for any claim of infringement based on use of System altered by Imex. In the event the System is held or is believed by the Company to infringe, the Company shall have the option, at its expense, to (a) modify the System to be non-infringing; (b) obtain for Imex a license to continue using the System; or (c) refund the fees paid for the System. This Section 6 states the Company's entire liability and Imex's exclusive remedy for infringement, misappropriation or related claims.

7.	DISCLAIMERS AND WARRANTY

The Company warrants to Imex that for the Warranty Period (as defined below), the System will be free from material defects in materials and workmanship. The foregoing warranty is subject to the proper installation, operation and maintenance of the System in accordance with installation instructions and the operating manual supplied to Imex by the Company. Warranty claims must be made by Imex in writing within 15 days of the manifestation of a problem. The Company's sole obligation under the foregoing warranty is, at the Company's sole option, to repair, replace or correct any such defect that was present at the time of delivery, or to remove the System and to refund 50% of the purchase price to Imex. The Company shall be responsible for all shipping costs relating to the Company sole option to remove the System under the foregoing warranty.

a.	The "Warranty Period" begins on the date the System is delivered and continues for Twelve (12) months.

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b.	Any repairs under this warranty must be conducted by an authorized service representative of the Company.

c.	Excluded from the warranty are problems due to accidents, misuse, misapplication, storage damage, negligence, or modification to the System or its components.

d.	The Company does not authorize any person or party to assume or create for it any other obligation or liability in connection with the System except as set forth herein.

e.	THE INDEMNITY IN SECTION 6 AND WARRANTY IN SECTION 7 HEREIN IS EXCLUSIVE AND IN LIEU OF ALL OTHER INDEMNITIES OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.	NON-DISCLOSURE

8.1	By virtue of this Agreement, Imex may have access to information that is confidential to the Company ("Confidential Information"). Confidential Information shall include, but not be limited to, the terms and pricing under this Agreement, the technical and other specifications for the System and all information clearly identified as confidential. Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of Imex; (b) was in Imex's lawful possession prior to the disclosure and had not been obtained by Imex either directly or indirectly from the disclosing party; (c) is lawfully disclosed to Imex by a third party without restriction on disclosure; or (d) is independently developed by Imex. Imex agrees to hold Confidential Information in confidence as long as Imex is in the business of operating the System and for a period of five years after ceasing to operate the System. Imex agrees that unless required by law, it shall not make Confidential Information available in any form to any third party or to use Confidential Information for any purpose other than the implementation of this Agreement. Imex agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees, representatives or agents in violation of the terms of this Agreement.

8.2	Imex agrees to not reverse engineer, manufacture or utilize the designs, engineered plans and specifications or any modifications, enhancements, improvements or developments thereof or any proprietary technology provided by the Company or developed as long as Imex’s continues operation of System and for a period of five years after ceasing to operate the System or any business or equipment similar to that of the System.

8.3	Imex recognizes that a breach of the covenants set forth in Section 8 herein could result in damages for which the Company could not be adequately compensated by monetary award.

Accordingly, Imex agrees that in the event of any such breach, in addition to all other remedies available to the Company, at law or equity, the Company shall be entitled, as a matter of right to relief by way of restraining order, injunction, and decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

9.	LIMITATION OF LIABILITY

IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, OR USE INCURRED BY IMEX OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT, OR TORT, OR OTHERWISE EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE COMPANY'S LIABILITY FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE SYSTEM. THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN THE COMPANY AND IMEX. THE COMPANY'S PRICING REFLECTS THIS ALLOCATION OF RISK AND BUT FOR THIS ALLOCATION AND LIMITATION OF LIABILITY, THE COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

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10.	FORCE MAJEURE

The Company shall not be liable hereunder for delays in the performance of its manufacturing or delivery obligations caused by unforeseen circumstances beyond its control, including, but not limited to, acts of God, wars, riots, strikes, floods, shortages of labor or materials, labor disputes, inevitable accidents, governmental restrictions or other causes beyond the Company’s control.

11.	MISCELLANEOUS

11.1	This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of Nevada (exclusive of conflict of laws principles), and shall be deemed to be executed in Nevada.

11.2	Any legal action or proceeding relating to this Agreement shall be instituted solely in a state or federal court in Nevada. The Company and Imex agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

11.3	All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail or by fax to the address listed below.

11.4	The purchase price for System specified herein is exclusive of all city, state and federal taxes, including, without limitation, taxes on manufacture, sales, receipts, gross income, occupation, use and similar taxes. Imex agrees to pay such taxes directly or to reimburse the Company for all such taxes, whether imposed on Imex required to be collected by the Company, or imposed on the System or on Imex in connection with the sale. Wherever applicable, such tax or taxes shall be added to the invoice as a separate charge on invoiced separately. Imex agrees to pay all personal property taxes that may be levied against the System after the date of delivery.

11.5	To secure payment and performance of all Imex’s obligations hereunder, the Company hereby retains title to the System and a security interest therein until payment in full and performance by Imex of all said obligations. When requested by the Company, Imex shall duly acknowledge this Agreement, and execute, acknowledge and deliver to Imex, in the Company's usual form, a supplement hereto, security agreement, financing statement and other appropriate instruments to constitute the System as the unencumbered security for the obligations of Imex hereunder, or to enable the Company to comply with all applicable filing or recording laws.

11.6	In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

11.7	The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for non-payment or breach of the Company's proprietary rights, no action, regardless of form, arising out of or in connection with this Agreement may be brought by either party more than one year after the cause of action has accrued.

11.8	Imex agrees to comply fully with all relevant export laws and regulations of Nevada ("Export Laws") to assure that the System is not (1) exported, directly or indirectly, in violation of Export Laws; or (2) intended to be used for any purposes prohibited by the Export Laws. Imex agrees that the System will only be used or operated in the country of Jamaica, and other territories approved in writing by the Company.

11.9	The Company is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the Company and Imex.

11.10	This Agreement constitutes the complete agreement between the parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, understandings, representations, discussions, proposals, literature, and the like, written or oral. This Agreement

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may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement. It is expressly agreed that the terms of this Agreement shall supersede the terms in any Imex purchase order or other ordering document, if any.

11.11	In any proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs incurred.

11.12	This Agreement shall be construed as to its fair meaning and not strictly for or against either party.

11.13	The Company shall not be deemed to be in default of any provision of this Agreement, or for failures in performance, resulting from acts or events beyond its reasonable control. Such acts shall include but not be limited to acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, labor disputes, parts shortages, or other events beyond the Company's reasonable control.

11.14	No action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action arose, or in the case of non-payment, more than two years from the date of last payment.

11.15	This Agreement is not assignable, directly or indirectly, by Imex.

11.16	Any dispute arising out of or relating to this agreement may be submitted to arbitration, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award may be entered in any court of competent jurisdiction; provided, however, that either party may seek preliminary injunctive or other equitable relief pending arbitration to prevent irreparable harm. The prevailing party in arbitration or litigation shall be entitled to recover all reasonable expenses thereof, including attorneys’ fees in connection with such proceedings or any appeal thereof.

11.17	This Agreement may be executed in counterparts and by fax.

IN WITNESS WHEREOF the parties hereto have affixed their respective hands and seals by their officers properly authorized in that behalf on the date and year first above written.

QUADRA ENERGY SYSTEMS INC.	IMEX INTERNATIONAL CORP.

/s/ Claude Diedrick	/s/ Dennis Dalley
Claude Diedrick	Dennis Dalley
President	President